CERTIFICATE OF OWNERSHIP AND MERGER
MERGING
X-CEPTOR THERAPEUTICS, INC.
WITH AND INTO
EXELIXIS, INC.

Pursuant to Section 253 of the
Delaware General Corporation Law

EXELIXIS, INC., a corporation organized and existing under the laws of the State of Delaware (this “Corporation”), DOES HEREBY CERTIFY:
FIRST: That this Corporation was incorporated on November 15, 1994, pursuant to the Delaware General Corporation Law (the “DGCL”). The original name of the Corporation was “Exelixis Pharmaceuticals, Inc.”
SECOND: That this Corporation owns all of the outstanding shares of the common stock, $0.001 par value per share, of X-Ceptor Therapeutics, Inc., a corporation incorporated on June 16, 1999 (“X-Ceptor”), pursuant to the DGCL, and having no class of stock outstanding other than such common stock.
THIRD: That this Corporation, by the following resolutions of its Board of Directors, duly adopted at a meeting held on September 19, 2014, determined to merge X-Ceptor with and into itself:
RESOLVED, that X-Ceptor Therapeutics, Inc., a Delaware corporation and a wholly-owned subsidiary of the Corporation (“X-Ceptor”), be merged with and into the Corporation (the “Merger”) and that the Corporation be the surviving corporation of the Merger;
RESOLVED FURTHER, that the Merger shall become effective upon the filing of a Certificate of Ownership and Merger (the “Certificate of Merger”) prepared and executed by an officer of the Corporation in the form required by Section 253 of the General Corporation Law of the State of Delaware and filed with the Secretary of State of the State of Delaware;
RESOLVED FURTHER, that upon the effectiveness of the Merger, the Corporation shall assume all of the liabilities and obligations of X-Ceptor;
RESOLVED FURTHER, that the officers of the Corporation be, and each of them hereby is, authorized and directed for and on behalf of the Corporation to prepare, execute and deliver the Certificate of Merger and any other agreements, certificates and other documents referred to therein or contemplated thereby, and to cause the Corporation to perform its obligations under the Certificate of Merger; and
RESOLVED FURTHER, that the officers of the Corporation be, and each of them hereby is, authorized and directed, for and on behalf of the Corporation, to execute and deliver all other instruments, effect all filings and qualifications, and take all further actions, that any of them deem to be necessary or appropriate to comply with state or federal securities laws in connection with the transactions contemplated by the Merger and the Certificate of Merger and to otherwise carry out the purposes of the foregoing resolutions and to consummate the transactions contemplated by the Merger and the Certificate of Merger.
FOURTH: That the surviving corporation shall be this Corporation.
IN WITNESS WHEREOF, Exelixis, Inc. has caused this Certificate of Ownership and Merger to be executed in its corporate name as of this 6th day of October, 2014.

EXELIXIS, INC.

By: /s/ MICHAEL M. MORRISSEY
Michael M. Morrissey
President and Chief Executive Officer

2.